Exhibit 99.1

Ventas, Inc.    10350 Ormsby Park Place, Suite 300    Louisville, Kentucky 40223    (502) 357.9000    (502) 357.9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Senior Vice President and CFO
(502) 357-9000

VENTAS REPORTS SECOND QUARTER NORMALIZED FFO OF $45.8 MILLION

Second Quarter Normalized FFO Per Share Rises 13 Percent to $0.51 Per Share

Company Increases 2005 Normalized FFO Guidance to $2.06 to $2.08 Per Share;

Issues 2006 Normalized FFO Guidance of $2.20 to $2.23 Per Share

LOUISVILLE, KY (July 27, 2005) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that second quarter 2005 normalized Funds from Operations (“FFO”) rose 22 percent to $45.8 million, compared with $37.7 million in the second quarter of 2004. Normalized FFO per diluted share in the second quarter of 2005 increased 13 percent to $0.51 from $0.45 per diluted share for the comparable 2004 period. In the quarter ended June 30, 2005, the Company had 89.4 million weighted average diluted shares outstanding, compared to 84.6 million weighted average diluted shares outstanding a year earlier.

Normalized FFO for the six months ended June 30, 2005 was $86.6 million, or $0.99 per diluted share, a 21 percent increase from $71.7 million, or $0.86 per diluted share, for the comparable 2004 period.

Normalized FFO for all periods excludes a $0.4 million expense relating to fees in connection with a bridge loan commitment obtained by the Company prior to the closing of the acquisition of Provident Senior Living Trust (“Provident”), which was not used by the Company. Results for the second quarter and first six months of 2005 benefited from increased rent resulting from the Company’s accelerated investment activity and increased rent from the escalator clauses contained in its existing leases.

“Our efforts over the past years have been focused on building a more reliable enterprise, assembling a diverse, high-quality seniors housing and healthcare portfolio, and creating a platform for sustained excellence. The successful completion of the Provident acquisition and the addition of other private-pay assets to our portfolio has helped us to accomplish these goals,” Ventas Chairman, President and CEO Debra A. Cafaro said. “With an enterprise value of $5 billion and a compound annual total return of 72.5 percent for the five-year period ended June 30, 2005, we continue to deliver growth and superior performance to our shareholders,” she added.

GAAP NET INCOME

Net income for the quarter ended June 30, 2005 was $27.1 million, or $0.30 per diluted share, compared with net income for the quarter ended June 30, 2004 of $25.7 million, or $0.30 per diluted share, after discontinued operations of $0.2 million.

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Ventas Reports Second Quarter 2005

July 27, 2005

Net income for the six months ended June 30, 2005 was $54.6 million, or $0.63 per diluted share, compared with net income for the six months ended June 30, 2004 of $48.9 million, or $0.58 per diluted share, after discontinued operations of $0.4 million.

SECOND QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	On July 11, 2005, Standard & Poor’s improved its outlook on Ventas debt to positive from stable, citing the Company’s improved diversity by tenant, asset/payor type and strong debt protection measures. Ventas’s unsecured debt rating from S&P is now BB/positive.

•	On July 5, 2005, Ventas announced its intention to acquire six private-pay independent and assisted living facilities and lease them to Capital Senior Living Corp. in a transaction valued at $85 million. The Company also has a contract to acquire four assisted living assets located in Florida for approximately $57 million, subject to customary closing conditions. Although Ventas expects to complete these transactions in the third quarter of 2005, there can be no assurance that the transactions will occur or, if so, when the closings will occur.

•	On June 7, 2005, Ventas completed the previously announced $1.2 billion acquisition of Provident that added 68 high-quality, private-pay independent and assisted living properties to its portfolio.

•	In addition to the Provident acquisition, from April 29 through June 30, 2005, Ventas completed investments totaling $21.9 million. These investments consist of one assisted living facility and a first mortgage loan secured by one assisted living facility, and have an initial cash yield exceeding 9 percent.

•	As previously reported, Ventas invested $70.9 million in healthcare and seniors housing assets from April 1 through April 28 of this year. The initial cash yield on these investments exceeds 9 percent. The investments consist of nine independent and assisted living facilities and a first mortgage loan secured by two assisted living facilities.

•	With the previously completed acquisitions, annualized rent from the Company’s principal tenant, Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”), represents approximately 54 percent of the Company’s run rate total revenue, assuming a full year effect of all closed 2005 acquisitions. Annualized revenue from market rate, non-government-reimbursed assets in the Company’s portfolio represents approximately 41 percent of the Company’s annualized revenue on the same basis. Assets leased to Kindred now represent approximately 35 percent of the Company’s total real estate assets, measured on a gross book value basis.

•	The 225 skilled nursing facilities and hospitals leased by the Company to Kindred produced EBITDAR to rent coverage of 1.9 times (after management fees) for the trailing twelve-month period ended March 31, 2005 (the latest date available). Further information detailing these rent coverages is contained on a schedule attached to this press release.

•	Ventas issued $400 million of unsecured senior notes that have a weighted average maturity of 7.7 years and a weighted average interest rate of approximately 7 percent. These transactions locked in the Company’s long-term debt costs, giving it greater capacity to continue its growth and diversification plan. Proceeds were used to pay the cash portion of the Provident acquisition and to repay borrowings under the Company’s revolving credit facility.

•	The Company raised nearly $100 million of equity with the sale of 3.2 million shares of common stock on July 6, 2005. Shares and share equivalents of the Company outstanding is approximately 103.3 million.

•	The Company’s debt to total capitalization is approximately 36 percent.

•	Ventas has a one-time right (the “Reset Right”) under each master lease with Kindred (the “Kindred Master Leases”) to increase the base annual rent to a then fair market rental rate. Ventas currently intends to give its notice to exercise the Reset Right on January 20, 2006. If the Reset Right is exercised, the rental increase, if any, would commence as early as July 19, 2006, and Ventas would pay a reset fee of up to $4.6 million. If the Reset Right is exercised, the annual rent escalations under the applicable Kindred Master Leases may be altered, depending on market conditions at the time. The Company believes that, based upon information currently available to it, reports of experts and current conditions, if Ventas were currently entitled to, and did, exercise the Reset Right, the base rent under the Kindred Master Leases would increase by at least $35 million per year. However, the value of the Reset Right is dependent on a variety of factors and market conditions and is highly speculative, and there can be no assurance regarding the value of the Reset Right.

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Ventas Reports Second Quarter 2005

July 27, 2005

SECOND QUARTER 2005 RESULTS

Rental revenue for the quarter ended June 30, 2005 was $72.5 million, of which $49.8 million resulted from leases with Kindred. Second quarter 2005 expenses totaled $47.9 million and included $18.3 million of depreciation expense and $22.9 million of interest expense. Combined general, administrative and professional fees totaled $5.6 million. Property-level operating expenses relating to the Company’s medical office building portfolio for the period were $0.6 million.

SIX MONTH 2005 RESULTS

Rental revenue for the six months ended June 30, 2005 was $135.3 million, of which $98.4 million resulted from leases with Kindred. Expenses for the six months ended June 30, 2005 totaled $84.3 million and included $31.6 million of depreciation expense and $40.1 million of interest expense. Combined general, administrative and professional fees totaled $10.6 million. Property-level operating expenses relating to the Company’s medical office building portfolio for the period were $1.2 million.

VENTAS RAISES 2005 GUIDANCE AND ISSUES 2006 GUIDANCE

With the completion of the Provident acquisition, and assuming that the Company closes $142 million of acquisitions it currently has under contract in the third quarter, Ventas expects 2005 normalized FFO to be between $2.06 and $2.08 per diluted share, increased from the previous guidance of $1.94 to $1.96 per diluted share.

The Company also said that, if these acquisitions close as expected, it should achieve 2006 normalized FFO of between $2.20 and $2.23 per diluted share.

The Company expects non-cash straight-line rent attributable to the leases acquired in the Provident acquisition to approximate $11.0 million in 2005 and $17.1 million in 2006.

The Company’s normalized FFO guidance for all periods assumes that all of the Company’s tenants and borrowers continue to meet all of their obligations to the Company. In addition, the Company’s normalized FFO guidance (and related GAAP earnings projections) excludes gains and losses on the sales of assets and the impact of future, unannounced acquisitions, divestitures (including pursuant to tenant options to purchase) and capital transactions. Its guidance also excludes the future impact of (a) any rent or other amounts derived from the Reset Right, whether through a negotiated resolution with Kindred or the appraisal process set forth in the Kindred Master Leases, (b) any expense the Company records for non-cash “swap ineffectiveness,” and (c) any expenses related to asset impairment, the write-off of unamortized deferred financing fees or additional costs, expenses or premiums incurred as a result of early debt retirement.

The Company’s guidance is based on a number of other assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

Reconciliation of the Company’s guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this press release. The Company may from time to time update its publicly announced guidance, but it is not obligated to do so.

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Ventas Reports Second Quarter 2005

July 27, 2005

SECOND QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on Thursday, July 28, 2005, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call is being webcast live by CCBN and can be accessed at the Company’s website at www.ventasreit.com or www.fulldisclosure.com. An online replay of the webcast will be available at approximately 12:00 p.m. Eastern Time and will be archived for 30 days.

Ventas, Inc. is a leading healthcare real estate investment trust that is the nation’s largest owner of seniors housing and long-term care assets. At the date of this press release, Ventas owns 369 healthcare and seniors housing assets in 41 states. Its diverse portfolio includes 41 hospitals, 200 skilled nursing facilities and 128 seniors housing and other assets. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). Factors that may affect the plans or results of the Company include, without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities, including without limitation, their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company’s operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company’s taxable net income for the year ended December 31, 2004 and for the year ending December 31, 2005, (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, (p) risks associated with the Company’s acquisition of Provident Senior Living Trust, including its ability to timely and fully realize expected revenues and cost savings from the merger; (q) the impact on the liquidity, financial condition and results of operations of the Company’s operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators to accurately estimate the magnitude of such liabilities; and (r) the value of the Company’s rental reset right with Kindred, which is dependent on a variety of factors and is highly speculative. Many of such factors are beyond the control of the Company and its management.

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Ventas Reports Second Quarter 2005

July 27, 2005

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	June 30, 2005	March 31, 2005	December 31, 2004
	(Unaudited)	(Unaudited)	(Audited)
Assets
Real estate investments:
Land	$277,668	$153,851	$147,327
Building and improvements	2,582,567	1,401,609	1,364,884

	2,860,235	1,555,460	1,512,211
Accumulated depreciation	(485,476)	(467,285)	(454,110)

Net real estate property	2,374,759	1,088,175	1,058,101
Loans receivable, net	57,540	38,883	13,031

Net real estate investments	2,432,299	1,127,058	1,071,132

Cash and cash equivalents	802	1,779	3,365
Escrow deposits and restricted cash	51,951	17,764	25,710
Deferred financing costs, net	18,314	12,928	13,550
Subscriptions receivable	97,020	—	—
Other	25,069	14,669	13,178

Total assets	$2,625,455	$1,174,198	$1,126,935

Liabilities and stockholders’ equity
Liabilities:
Senior notes payable and other debt	$1,832,684	$877,642	$843,178
Deferred revenue	11,713	12,298	12,887
Interest rate swap agreement	11,155	9,717	16,550
Accrued dividend	—	30,531	27,498
Accrued interest	13,639	18,871	8,743
Accounts payable and other accrued liabilities	70,710	28,015	27,461
Deferred income taxes	30,394	30,394	30,394

Total liabilities	1,970,295	1,007,468	966,711

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, unissued	—	—	—
Common stock, $0.25 par value; authorized 180,000 shares; 99,960, 85,223 and 85,131 shares issued at June 30, 2005, March 31, 2005 and December 31, 2004, respectively	25,888	21,306	21,283
Capital in excess of par value	696,811	210,216	208,903
Unearned compensation on restricted stock	(1,301)	(1,616)	(633)
Accumulated other comprehensive loss	(5,343)	(3,327)	(9,114)
Retained earnings (deficit)	(51,746)	(48,255)	(45,297)

	664,309	178,324	175,142
Treasury stock, 326, 413 and 532 shares at June 30, 2005, March 31, 2005 and December 31, 2004, respectively	(9,149)	(11,594)	(14,918)

Total stockholders’ equity	655,160	166,730	160,224

Total liabilities and stockholders’ equity	$2,625,455	$1,174,198	$1,126,935

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Ventas Reports Second Quarter 2005

July 27, 2005

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Six Months Ended June 30, 2005 and 2004

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Rental income	$72,542	$58,368	$135,281	$111,274
Interest income from loans receivable	1,492	755	2,144	1,511
Interest and other income	1,120	302	1,732	583

Total revenues	75,154	59,425	139,157	113,368

Expenses:
Property-level operating expenses	641	290	1,193	497
General, administrative and professional fees	5,553	4,302	10,573	8,526
Restricted stock amortization	506	393	926	778
Depreciation	18,285	12,085	31,551	22,892
Interest	22,926	16,891	40,098	32,120

Total expenses	47,911	33,961	84,341	64,813

Income before net loss on real estate disposals and discontinued operations	27,243	25,464	54,816	48,555
Net loss on real estate disposals	(175)	—	(175)	—

Income before discontinued operations	27,068	25,464	54,641	48,555
Discontinued operations	—	190	—	374

Net income	$27,068	$25,654	$54,641	$48,929

Earnings per common share:
Basic:
Income before discontinued operations	$0.31	$0.30	$0.63	$0.59
Net income	$0.31	$0.31	$0.63	$0.59

Diluted:
Income before discontinued operations	$0.30	$0.30	$0.63	$0.58
Net income	$0.30	$0.30	$0.63	$0.58

Shares used in computing earnings per common share:
Basic	88,574	83,820	86,626	82,762
Diluted	89,350	84,565	87,386	83,662

Dividends declared per common share	$0.3600	$0.3250	$0.7200	$0.6500

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Ventas Reports Second Quarter 2005

July 27, 2005

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2005 and 2004

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$54,641	$48,929
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including discontinued operations)	31,551	22,994
Amortization of deferred financing costs	1,835	2,042
Amortization of restricted stock	926	550
Straight-lining of rental income	(2,834)	(1,150)
Amortization of deferred revenue	(1,320)	(1,255)
Other	(1,448)	(1,360)
Changes in operating assets and liabilities:
Decrease (increase) in escrows deposits and restricted cash	6,211	(1,753)
Increase in other assets	(9,263)	(1,428)
Increase in accrued interest	4,457	897
Increase in accounts payable and accrued and other liabilities	15,426	2,059

Net cash provided by operating activities	100,182	70,525
Cash flows from investing activities:
Net investment in real estate property	(481,780)	(246,385)
Investment in loans receivable	(47,333)	—
Proceeds from loans receivable	1,759	107
Other	2,510	515

Net cash used in investing activities	(524,844)	(245,763)
Cash flows from financing activities:
Net change in borrowings under revolving credit facility	117,400	114,000
Proceeds from debt	400,000	—
Repayment of debt	(6,844)	(5,895)
Issuance of common stock	4,694	54,533
Proceeds from stock option exercises	2,036	15,506
Cash distribution to stockholders	(88,588)	(76,130)
Other	(6,599)	—

Net cash provided by financing activities	422,099	102,014

Net decrease in cash and cash equivalents	(2,563)	(73,224)
Cash and cash equivalents at beginning of period	3,365	82,104

Cash and cash equivalents at end of period	$802	$8,880

Supplemental schedule of non-cash activities:
Assets and liabilities assumed from acquisitions:
Real estate property investments	$866,244	$99,728
Escrow deposits and restricted cash	32,452	9,030
Other assets acquired	1,506	204
Debt assumed	478,950	103,008
Other liabilities	28,426	5,954
Issuance of common stock	392,826	—

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Ventas Reports Second Quarter 2005

July 27, 2005

Funds from Operations

FFO and normalized FFO for the three and six months ended June 30, 2005 and 2004 (in thousands, except per share amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Net income	$27,068	$25,654	$54,641	$48,929
Adjustments:
Depreciation on real estate assets	18,190	11,991	31,365	22,713
Other items:
Loss on sale of real estate	175	—	175	—
Discontinued operations:
Depreciation on real estate assets	—	51	—	102

FFO	45,433	37,696	86,181	71,744
Bridge loan commitment fee	402	—	402	—

Normalized FFO	$45,835	$37,696	$86,583	$71,744

Per diluted share:
Net income	$0.30	$0.30	$0.63	$0.58
Adjustments:
Depreciation on real estate assets	0.20	0.15	0.36	0.28
Other items:
Loss on sale of real estate	0.01	—	—	—
Discontinued operations:
Depreciation on real estate assets	—	—	—	—

FFO	0.51	0.45	0.99	0.86
Bridge loan commitment fee	—	—	—	—

Normalized FFO	$0.51	$0.45	$0.99	$0.86

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO an appropriate measure of performance of an equity REIT. The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income, computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP) or as a measure of the Company’s liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with net income as presented elsewhere in this press release.

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Ventas Reports Second Quarter 2005

July 27, 2005

Projected FFO per diluted share for the years ending December 31, 2005 and 2006:

The following table illustrates the Company’s projected FFO per diluted share guidance for the years ending December 31, 2005 and 2006.

	NEW GUIDANCE			NEW GUIDANCE			PRIOR GUIDANCE
	For the Year Ending December 31, 2006			For the Year Ending December 31, 2005			For the Year Ending December 31, 2005
Net income	$1.11	—	$1.14	$1.19	—	$1.21	$1.30	—	$1.32
Adjustments:

Depreciation on real estate assets	1.09	—	1.09	0.87	—	0.87	0.64	—	0.64

FFO	$2.20	—	$2.23	$2.06	—	$2.08	$1.94	—	$1.96

Normalized FFO	$2.20	—	$2.23	$2.06	—	$2.08	$1.94	—	$1.96

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Ventas Reports Second Quarter 2005

July 27, 2005

Net Debt to Pro Forma EBITDA

The following pro forma information considers the effect on net income, interest and depreciation of the Company’s investments and other capital transactions that were completed during the three months ended June 30, 2005, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the three months ended June 30, 2005 (dollars in thousands):

	Three Months Ended June 30, 2005
Pro forma net income	$28,563
Add back:
Pro forma interest	31,630
Pro forma depreciation	27,243
Restricted stock amortization	506

Pro forma EBITDA	$87,942

Pro forma annualized EBITDA	$351,768

Debt	$1,832,684
Cash	(802)
Restricted cash pertaining to debt	(14,048)
Proceeds from equity offering	(97,020)

Net debt	$1,720,814

Net debt to pro forma annualized EBITDA	4.9	x

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. The Company considers the net debt to EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP) or as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this press release.

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Ventas Reports Second Quarter 2005

July 27, 2005

Portfolio of Properties

The following information provides an overview of the Company’s portfolio of properties as of and for the six months ended June 30, 2005 (dollars in thousands):

	As of and For the Six Months Ended June 30, 2005
Portfolio by Type	# of Properties	# of Beds/Units	Revenue	Percent of Total Revenues[1]	# of States
Healthcare properties:
Skilled nursing facilities	200	25,504	$70,175	50.4%	30
Hospitals	41	3,893	36,755	26.4	19
Seniors housing facilities	109	11,213	24,666	17.7	31
Other facilities	19	122	3,685	2.7	5

Total	369	40,732	$135,281	97.2%	41

Other real estate investments:
Loans receivable	37	2,886	$2,144

[1]	The remainder of the Company’s total revenues is interest income from loans receivable and interest and other income.

Investment Activity

The following provides detail of the Company’s investment activity from January 1, 2005 to June 30, 2005 (dollars in millions):

Closing Date	Investment Type	Amount
*January 31, 2005	Seniors housing facility	$10.3
*February 1, 2005	Acute care hospital and a medical office building	21.4
*February 9, 2005	Two medical office buildings	10.9
*February 25, 2005	First mortgage loan on one seniors housing facility	6.4
*March 11, 2005	Adjacent land parcel	0.7
*March 31, 2005	Real estate loan portfolio on eight seniors housing facilities	21.4
*April 1, 2005	Eight seniors housing facilities	48.8
*April 14, 2005	Seniors housing facility	10.1
*April 15, 2005	First mortgage loan on two seniors housing facilities	12.0
June 7, 2005	68 seniors housing facilities	1,229.9
June 16, 2005	First mortgage loan on one seniors housing facility	7.5
June 29, 2005	Seniors housing facility	14.4
	Other – purchase price adjustments	1.5

	Total	$1,395.3

*	These investments were previously announced in the Company’s press releases on February 28, 2005 and April 28, 2005.

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Ventas Reports Second Quarter 2005

July 27, 2005

Kindred Coverage Ratios

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. This information reflects Kindred’s EBITDARM and EBITDAR coverage by Master Lease:

Master Lease	TTM[1] EBITDARM Coverage[2]	TTM[1] EBITDAR Coverage[3]
1	3.1	2.4
2	2.9	2.3
3	2.4	1.7
4	2.2	1.6
5	1.9	1.4

Portfolio	2.6	1.9

[1]	Trailing Twelve Months EBITDARM and EBITDAR for the period ended March 31, 2005 (the latest available data provided by Kindred) to the Company’s Trailing Twelve Months cash rental revenue.
[2]	Coverage reflects the ratio of Kindred’s EBITDARM to rent. EBITDARM is defined as earnings before interest, income taxes, depreciation, amortization, rent and management fees. In the calculation of Trailing Twelve Months EBITDARM, intercompany profit pertaining to services provided by Kindred’s PeopleFirst Rehabilitation and Pharmacy Divisions for the twelve months ended March 31, 2005 has been eliminated from purchased ancillary expenses within the Ventas portfolio.
[3]	Coverage reflects the ratio of Kindred’s EBITDAR to rent. EBITDAR is defined as earnings before interest, income taxes, depreciation, amortization and rent but after deducting a five percent management fee. In the calculation of Trailing Twelve Months EBITDAR, intercompany profit pertaining to Kindred’s PeopleFirst Rehabilitation and Pharmacy Divisions for the twelve months ended March 31, 2005 has been eliminated from purchased ancillary expenses within the Ventas portfolio.

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Ventas Reports Second Quarter 2005

July 27, 2005

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities as of June 30, 2005 (in thousands):

2005	$6,255
2006	224,163
2007	195,108
2008	35,601
2009	313,753
Thereafter	1,057,804

Total	$1,832,684

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